EXHIBIT 10.21

THIRD AMENDMENT TO AMENDED AND RESTATED MASTER OPERATING LEASE AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED MASTER OPERATING LEASE AGREEMENT (this “Amendment”), dated as of June 29, 2010, but effective as of June 1, 2010 (the “Effective Date”), is entered into by and between SUTTON HILL CAPITAL, L.L.C. (together with its successors, legal representatives and assigns, “Landlord”) and CITADEL CINEMAS, INC. (together with its successors, legal representatives and assigns, “Tenant”).

RECITALS

WHEREAS, Landlord and Tenant, entered into that certain Lease Agreement, dated as of July 28, 2000 (“Original Lease”), as amended by that certain (i) Amended and Restated Lease Agreement, dated as of January 29, 2002, by and between Landlord and Tenant (“First Amendment”), (ii) Omnibus Amendment Agreement, dated as of October 22, 2003, by and among Tenant, Landlord, Nationwide Theatres Corp., Sutton Hill Associates and Reading International, Inc. (“Omnibus Amendment”), and
(iii) Second Amendment to Amended and Restated Master Operating Lease, dated as of September 1, 2005, by and between Landlord and Tenant (“Second Amendment” and, together with the Original Lease,
First Amendment and Omnibus Amendment, the “Lease”) pursuant to which Tenant originally leased various parcels of land more particularly described in the Lease (collectively, the “Original Leased Sites”), including the Village East Cinemas, located at 181 Second Avenue, New York, New York 10003, and more particularly described in the Lease (the “VET Site”);

WHEREAS, since the date of the Lease, all of the Original Leased Sites, except the VET Site, have either been sold to Tenant or otherwise removed from the assets leased thereunder;

WHEREAS, Tenant desires to continue leasing the VET Site from Landlord and Landlord is willing to lease the same to Tenant; and

WHEREAS, Landlord and Tenant (each, a “Party”) desire to amend the Lease as more particularly set forth herein.

NOW, THEREFORE, incorporating the foregoing recitals, and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to modify the Lease as hereinafter set forth:

AGREEMENT

1.	Defined Terms.

(a)	Capitalized terms used, and not otherwise defined, herein shall have the same definitions as set forth in the Lease.

(b)	Effective as of the Effective Date, the following terms shall be deleted in their entirety and restated as set forth below:

“Applicable Rent Amount” means for any calendar month (or part thereof), $49,166.67 (approximately $590,000 per Lease Year).  For purposes of the foregoing, a “Lease Year” means each period beginning June 1, 2010 or an anniversary thereof and ending on the day prior to the next anniversary thereof.

“Basic Rent” means:

(a) for each full calendar month, an amount equal to the Applicable Rent Amount for such month or such other amount determined in accordance with paragraph (d) of Section 16, and

(b) for any partial calendar month, an amount computed by multiplying the following:

(i) an amount equal to the Applicable Rent Amount for such month or, if then applicable, such other amount determined in accordance with paragraph (d) of Section 16, and

(ii) a fraction having a numerator equal to the number of days the Theatre Properties are under lease during such partial month and a denominator equal to the number of days in such month.

“Parcel” or “Parcel of Property” means the real estate underlying the Leased Site.  “Site Leases” means that certain Indenture of Lease dated as of January 31, 1987 between Senyar Holding Company, as landlord, and M-Square Theaters, Inc., as tenant, covering premises at 181-189 Second Avenue, New York, New York 10003, containing the Village East Theatre, as amended by that certain First Amendment to Lease, dated as of June 15, 1989, between Senyar Holding Company and M-Square Theaters, Inc., and the letter regarding notices, dated December 20, 1993 from Senyar Holding Company to M-Square Theatres, Inc.

“Theatre Properties” means the interest of Landlord in the Leased Sites, the Theatre Improvements and the Equipment.

(c) Effective as of the Effective Date, all references in the Lease to the term “License and Option Agreement” shall be eliminated.

2. Extended Term; No Further Renewals. The Lease Term for the VET Site only is hereby extended until June 30, 2020 (the “New Lease Termination Date”), subject to earlier termination in accordance with the terms of the Lease as amended hereby. Notwithstanding anything set forth in the
Lease to the contrary, including Sections 12(h), (i) and (j) therein, Tenant shall not have any further right to extend or renew the Lease, as amended hereby.

3. Condition. The Parties acknowledge that Tenant currently occupies the VET Site and that Landlord has no obligation to construct leasehold improvements for Tenant or to repair or refurbish the VET Site in connection with the lease of the same as contemplated herein. Accordingly, Tenant accepts the Premises in its current “AS IS” condition. In addition, Tenant acknowledges that neither Landlord nor any of its agents has made any representations or warranties (implied or otherwise) with respect to the condition of the VET Site or the present or future suitability of the same for the conduct of Tenant’s business. Accordingly, Tenant hereby waives any rights, claims or actions against Landlord under any express or implied warranties of suitability. Further, if any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business in the VET Site, Tenant shall, at its sole cost and expense, procure and at all times maintain such license or permit and shall at all times comply with the terms and conditions thereof.

4. Basic Rent. Notwithstanding anything set forth in the Lease, as amended hereby, to the contrary, including Sections 12(i) and 12(j), commencing on the Effective Date, the monthly Basic Rent payable by Tenant shall be the Applicable Rent Amount.

5.	Option to Purchase.

(a) So long as there is no Event of Default of the type described in clause (f) of Section 18 of the Lease, as hereby amended, Tenant shall have the right (the “Purchase Option”), subject to the terms of this Section 5, to purchase all, but not less than all, of the Theater Property, including all Elements thereof as then constituted, and all of Landlord’s right, title and interest in, to and under the Site Leases (the “Purchased Assets”), for an amount equal to Five Million Nine Hundred Thousand Dollars ($5,900,000) (the “Acquisition Cost”).

(b) Tenant may exercise the Purchase Option effective as of May 31, 2020 (“Purchase Option Closing Date”) by giving Landlord written notice (“Exercise Notice”) which shall be delivered no later than August 31, 2019.

(c) Within five (5) Business Days after Tenant gives notice of exercise of the Purchase Option, Landlord and Tenant shall execute and acknowledge in duplicate a contract of sale in the form attached as Exhibit A to this Amendment. Landlord and Tenant shall cooperate and use commercially reasonable efforts to make all filings with, and obtain all consents and approvals of, all Governmental Authorities and other parties necessary in connection with the transfer of the Purchased Assets completed by this Section 5.

(d) If Tenant exercises the Purchase Option, then, on the Purchase Option Closing Date:

(i) Tenant shall pay to Landlord (A) the Acquisition Cost, (B) all Basic Rent payable up to and including the Purchase Option Closing Date, (C) any Additional Rent owing up to and including the Purchase Option Closing Date, (D) any amounts payable by Tenant pursuant to Section 11 of the Lease, as amended hereby, and (E) any other amounts owing by Tenant under the Lease, as amended hereby. Tenant shall pay such amounts in cash or certified funds, as Landlord shall determine in its sole discretion; provided, that Tenant may pay any of such amounts to any lender to Landlord, or any Person holding or asserting a Lien on any of the Purchased Assets which Lien or asserted Lien arose from any act or omission of Landlord or any Affiliate (and not by reason of a Tenant Event), if and to the extent Tenant reasonably determines such payment is necessary to enable Tenant to obtain title to the Purchased Assets free and clear of Liens (other than Landlord Permitted Liens except those relating to Financing Agreements) and claims; provided, however, that nothing herein shall obligate Landlord to cause any such Lien to be removed or cured if arising from a Tenant Event or to enforce any provision hereof or exercise any rights or remedies against Tenant.

(ii) Landlord shall transfer to Tenant title to the Purchased Assets by a bill of sale, quitclaim deed or such other conveyance instrument or instruments as Tenant may reasonably require to convey all the Purchased Assets, which bill of sale, quitclaim deed or other conveyance instrument shall otherwise be reasonably satisfactory to the Parties.
The transfer of Landlord’s interest in the Theatre Properties and all of Landlord’s right, title and interest in, to and under the Site Leases shall be on an as-is, non-installment sale basis, without warranty by, or recourse to, Landlord, except that such title shall be free of any Liens (other than Landlord Permitted Liens except those relating to Financing Agreements); provided, however, that nothing herein shall obligate Landlord to cause any such Lien to be removed or cured if arising from a Tenant Event or to enforce any provision hereof or exercise any rights or remedies against Tenant.

(e) If the Lease, as amended hereby, expires or is terminated by Landlord in any manner or for any reason whatsoever, the Purchase Option shall cease and said option shall be void; provided, however, that this provision shall not limit Tenant’s rights to recover damages for breach of this Lease, as amended hereby, by Landlord, which shall include, as applicable, damages for loss of the Purchase Option (subject to the limitation that Landlord shall have no liability for loss of prospective profits or any other special, punitive, exemplary, consequential, incidental or indirect losses or damage (in tort, contract or otherwise)). The Purchase Option is not assignable separate from this Lease (to the extent assignable) and Landlord shall not be obligated to convey hereunder to any party other than Tenant, except that the Purchase Option shall be exercisable by a permitted mortgagee of Tenant.

(f) Landlord hereby notifies Tenant that, if Tenant exercises the Purchase Option or if Landlord exercises the Put Right (defined below), the Theatre Properties may be sold pursuant to the like kind exchange provisions of the Code. Tenant agrees to execute at the closing of the purchase of the Theatre Properties under this Section 5 (the “Closing”) or the closing of the put of the Theatre Properties under Section 6 (the “Put Closing”), as applicable, all reasonable and customary documents necessary to accomplish the sale under the like kind exchange rules as prepared by Landlord’s attorney, provided that Tenant shall not be required to execute any document that would or might (i) require Tenant to incur any cost or expense; (ii) require Tenant to take title to any property other than the Theatre Properties; or (iii) require Tenant to incur any liability, whether current, accrued or contingent. Landlord shall be responsible for all costs of such documentation and guarantees that no terms or conditions in the Lease, as hereby amended, shall change due to the execution of the like kind exchange documents, nor shall the Closing or
Put Closing, as applicable, be delayed thereby. As aforesaid, Tenant will not be required to purchase any property (other than the Theatre Properties), but may be required to pay the
Acquisition Cost or Transfer Portion (defined below), as applicable (or some portion thereof, as
Landlord may direct prior to the Closing or Put Closing, as applicable) into an escrow fund established for the purpose of the like kind exchange. Landlord shall defend, indemnify and save
Tenant harmless from any loss, expense, claims or damages in connection with Tenant executing any such documents. The provisions of this Section 5(f) shall survive the Closing or Put Closing, as applicable.

(g) Compliance by Tenant with each and all of the time periods set forth in this Section 5 shall be “of the essence”.

(h) All references to “Purchase Option” in Sections 14(a), (b), (c) and (d) of the Lease shall refer to the Purchase Option set forth in this Section 5 or the Put Right set forth in Section 6 below, as applicable, and the exercise thereof during the timeframe provided in this Amendment; provided, however, that the references in Sections 14(c) and 14(d) to “Initial Term” shall hereafter be amended to refer to the “Lease Term.”

6. Landlord Put Option. Landlord shall have the following put option (the “Put Right”), whereby Landlord shall have the right to sell all or certain portions of its interest in the Theatre Properties and the Site Leases to Tenant or its assignee, and Tenant or its assignee shall be obligated to purchase the same at the applicable Put Price (as defined below), subject to the following terms and conditions:

(a) The exercise period of the Put Right shall commence on July 1, 2013 and shall continue through and including December 4, 2019 (such period, the “Put Period”). Landlord shall exercise the Put Right by delivering its irrevocable written notice to Tenant at any time during the Put Period. Such notice shall specify (i) the portion of Landlord’s interest that Landlord desires to transfer to Tenant pursuant to this Section (“Transfer Portion”); provided, however, that the Transfer Portion shall be in increments of no less than One Hundred Thousand Dollars ($100,000) with the maximum amount for Landlord’s entire interest in the Theatre Properties and the Site Leases shall be Five Million Nine Hundred Thousand Dollars ($5,900,000) (the amount for the applicable exercise of the Put Right, the “Put Price”) and (ii) the closing date for such transfer (“Put Closing Date”), which date shall not be earlier than the date that is one hundred eighty (180) days after the date of such notice.

(b) If Landlord exercises the Put Right, then, on the Put Closing Date:

(i)      Tenant shall pay to Landlord (A) the Put Price, (B) all Basic Rent payable up to and including the Put Closing Date, (C) any Additional Rent owing up to and including the Put Closing Date, (D) any amounts payable by Tenant pursuant to Section 11 of the Lease, and (E) any other amounts owing by Tenant under the Lease, as amended hereby. Tenant shall pay such amounts in cash or certified funds, as Landlord shall determine in its sole discretion; provided, that Tenant may pay any of such amounts to any lender to Landlord, or any Person holding or asserting a Lien on any of the Transfer Portion which Lien or asserted Lien arose from any act or omission of Landlord or any Affiliate (and not by reason of a Tenant Event), if and to the extent Tenant reasonably determines such payment is necessary to enable Tenant to obtain title to the Transfer Portion free and clear of Liens (other than Landlord Permitted Liens except those relating to Financing Arrangements) and claims; provided, however, that nothing herein shall obligate Landlord to cause any such Lien to be removed or cured if arising from a Tenant Event or to enforce any provision hereof or exercise any rights or remedies against Tenant.

(ii)      Landlord shall transfer to Tenant title to the Transfer Portion by a bill of sale, quitclaim deed or such other conveyance instrument or instruments as Tenant may reasonably require to convey the applicable Transfer Portion, which bill of sale, quitclaim deed or other conveyance instrument shall otherwise be reasonably satisfactory to the Parties. In the event that Landlord does not transfer its entire interest in the Theatre Properties and the Site Leases to Tenant in the same transaction, such quitclaim deed or such other conveyance instrument shall transfer an undivided tenant-in common interest subject to the Lease, as amended hereby, equal to that fraction, the numerator of which shall be the Put Price and the denominator of which shall be Five Million Nine Hundred Thousand Dollars ($5,900,000) (such fraction, the “Transfer Percentage”). The transfer of Landlord’s interest in the Theatre Properties and all or any portion of Landlord’s right, title and interest in, to and under the Site Leases shall be on an as-is, non-installment sale basis, without warranty by, or recourse to, Landlord, except that such title shall be free of any Liens (other than Landlord Permitted Liens except those relating to Financing Agreements); provided, however, that nothing herein shall obligate Landlord to cause any such Lien to be removed or cured if arising from a Tenant Event or to enforce any provision hereof or exercise any rights or remedies against Tenant.

7.      Effect of Amendment; Ratification. Except to the extent the Lease is modified by this Amendment, the terms and provisions of the Lease shall remain unmodified and in full force and effect.  In the event of conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail.

8.      No Defenses. Tenant affirms that, as of the date of execution of this Amendment, no default or breach by Landlord exists under the Lease and Tenant has no defenses, offsets or counterclaims that could be asserted in an action by Landlord to enforce Landlord’s remedies under the Lease.

9. Counterparts. This Amendment may be executed by Landlord and Tenant in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument.

10. Authority to Execute Amendment. Each individual executing this Amendment on behalf of a partnership, limited liability company or corporation represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the partnership, limited liability company and/or corporation and agrees to deliver evidence of his or her authority to Landlord upon request by Landlord.

11. Governing Law. This Amendment and any enforcement of the agreements and modifications set forth above shall be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date and year first above written.

LANDLORD:

SUTTON HILL CAPITAL, L.L.C.,
a New York limited liability company

By: /s/ James J. Cotter
Name:  James J. Cotter
Its:  Managing General Partner
Date:  June 29, 2010

TENANT:

CITADEL CINEMAS, INC.,
a Nevada corporation

By:  /s/ Andrzej Matyczynski
Name:  Andrzej Matyczynski
Its:  Chief Financial Officer
Date:  June 29, 2010